Exhibit 5.5

BAKER & DANIELS LLP

600 East 96th Street, Suite 600

Indianapolis, Indiana 46240

Tel 317.569.9600    Fax 317.569.4800

www.bakerdaniels.com

August 19, 2009

Watchguard Registration Services, Inc.

c/o Affinion Group, Inc.

100 Connecticut Avenue

Norwalk, CT 06850

Re:	Affinion Group, Inc.
Registration Statement on
S-4 (Registration No. 333-160594)

Ladies and Gentlemen:

We have acted as special Indiana counsel to Watchguard Registration Services, Inc., an Indiana corporation (“Indiana Subsidiary Guarantor”), in connection with the public offering of $150,000,000 aggregate principal amount of 10 1/8% Senior Notes due 2013 (the “Exchange Notes”) of Affinion Group, Inc. (the “Company”). Our knowledge of the business, records, transactions and activities of the Company, and the Indiana Subsidiary Guarantor is limited to the information which has been brought to our attention by the Company and the Indiana Subsidiary Guarantor or their counsel or by the documents specifically referred to herein.

In connection with this opinion, we have examined and relied upon the originals or certified, conformed or reproduction copies of (a) the indenture entered into by the Company, the subsidiary guarantors party thereto (including the Indiana Subsidiary Guarantor), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), dated as of June 5, 2009 (the “Indenture”); (b) the Articles of Incorporation, the By-Laws and other documents from the Indiana Subsidiary Guarantor; (c) a certificate of existence for the Indiana Subsidiary Guarantor issued by the Indiana Secretary of State as of August 14, 2009 (the “Certificate of Existence”); (d) the Registration Statement on Form S-4, Registration No. 333-160594, (the “Registration Statement”), including a preliminary prospectus (the “Prospectus”), relating to the Exchange Notes, as filed with the Securities and Exchange Commission on July 15, 2009 and as amended; and (e) such other records, agreements, instruments, documents and certificates of public officials and of officers and representatives of the Company and the Indiana Subsidiary Guarantor, and we have made such investigations of law, as in our opinion are necessary or appropriate to enable us to render the opinions expressed below. We have relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials and of officers or representatives of the Company and the Indiana Subsidiary Guarantor, including the Certificate of Existence, delivered to us. Our opinion in paragraph 1 below is based upon our review of the Certificate of Existence.

Affinion Group, Inc.	-2-	August 19, 2009

In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (a) the authenticity and completeness of all documents submitted to us as originals, (b) the genuineness of all signatures, including electronic signatures, on all documents that we examined and the legal capacity of all natural persons executing documents, (c) the authenticity of all original or certified copies, and the conformity to authentic originals of documents submitted to us as certified, conformed or reproduction copies, and (d) that the Indenture has been duly authorized, executed and delivered by the Company, the subsidiary guarantors (other than the Indiana Subsidiary Guarantor) parties thereto and the Trustee, and is the valid and binding obligation of the Company, the subsidiary guarantors parties thereto and the Trustee and is enforceable against such parties in accordance with its terms.

Based upon and subject to the foregoing, we are of the opinion that:

(1) The Indiana Subsidiary Guarantor is a validly existing corporation under the laws of the State of Indiana.

(2) The Indiana Subsidiary Guarantor has all necessary corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

(3) The execution and delivery of the Indenture, and the performance of its obligations thereunder, have been duly authorized by all necessary corporate action on the part of the Indiana Subsidiary Guarantor.

(4) The Indenture has been duly executed and delivered by the Indiana Subsidiary Guarantor to the extent execution and delivery thereof are governed by the laws of the State of Indiana.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Indiana, as currently in effect, in each case that in our experience are generally applicable to transactions of the type contemplated by the Indenture.

We consent to the filing of this opinion letter as Exhibit 5.5 to the Registration Statement, as amended, being filed with the Securities and Exchange Commission. In addition, we hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion letter is limited to, and no opinion is implied or may be inferred beyond, the matters expressly stated herein. Without limiting the foregoing, we express no opinion about the enforceability of the Indenture against the Indiana Subsidiary Guarantor or any other party thereto. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may alter, affect or modify the opinions expressed herein.

Yours very truly,

/s/ Baker & Daniels LLP